ABRDN GOLD ETF TRUST 8-K

Exhibit 4.1

Execution Version

FIFTH AMENDMENT TO THE

DEPOSITARY TRUST AGREEMENT

OF

ABRDN GOLD ETF TRUST

This Fifth Amendment to the Depositary Trust Agreement of the abrdn Gold ETF Trust (formerly, Aberdeen Standard Gold ETF Trust and ETFS Gold Trust), a New York common law trust (the “Trust”), dated as of May 23, 2024 (this “Amendment”), is made by and between abrdn ETFs Sponsor LLC (formerly, Aberdeen Standard Investments ETFs Sponsor LLC and ETF Securities USA LLC), a Delaware limited liability company, as sponsor of the Trust (the “Sponsor”), and The Bank of New York Mellon, a New York banking corporation, as the trustee of the Trust (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Sponsor and the Trustee entered into the Depositary Trust Agreement, dated as of September 1, 2009, which created the Trust and which was amended effective as of October 1, 2018, December 1, 2018, June 20, 2019 and March 31, 2022 (the “Agreement”); and

WHEREAS, pursuant to Section 6.1 of the Agreement, the Sponsor and the Trustee desire to amend the Agreement, effective as of June 18, 2024, so as to amend the definition of Benchmark Price.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereby agree as follows:

1.	(a)	Amendment to Section 1.1 of the Agreement.

(i) The defined term for “Benchmark Price” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Benchmark Price” means, as of any day, (i) such day’s LBMA Gold Price PM or such day’s LBMA Gold Price AM if such day’s LBMA Gold Price PM is not available; or (ii) such other publicly available price which is reasonably available to the Trustee at no cost to the Trustee and which the Sponsor may determine fairly represents the commercial value of gold held by the Trust and instructs the Trustee to use as the Benchmark Price.

(ii) The defined term for “London PM Gold Fix” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“LBMA Gold Price PM” means the price of a troy ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 3:00 p.m. London, England time.

(iii) The following new definition for “LBMA Gold Price AM” is hereby added to Section 1.1 of the Agreement:

“LBMA Gold Price AM” means the price of a troy ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 10:30 a.m. London, England time.

2.       In accordance with Section 6.1 of the Agreement, the Sponsor hereby certifies to the Trustee that the amendments contemplated by this Amendment do not impose or increase any fees or charges relating to the Trust and do not otherwise prejudice any substantial existing right of the Registered Owners.

3.       The amendments contemplated by this Amendment shall, upon execution of this Amendment by the Sponsor and the Trustee, be effective as of June 18, 2024, and no further action shall be required to make such amendments effective.

4.       Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

5.       This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

6.       Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Agreement.

7.       This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures shall be acceptable and binding.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

abrdn ETFs Sponsor LLC

(formerly, Aberdeen Standard Investments ETFs Sponsor LLC),

as Sponsor

/s/ Lucia Sitar

Name: Lucia Sitar

Title: Vice President

The Bank of New York Mellon,

as Trustee

/s/ Sarah Fisher

Name: Sarah Fisher

Title: Senior Vice President

[Signature Page to Fifth Amendment to Depositary Trust Agreement]